Exhibit (j)(2)

AMENDMENT NO. I. TO CUSTODY AGREEMENT

THIS AMENDMENT NO. 1 TO CUSTODY AGREEMENT (this “Amendment No. 1”), dated as of November 10, 2006 between NGP Capital Resources Company, a Maryland corporation (the “Fund”), which has elected to be a business development company under Section 54 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Wells Fargo Bank, N.A., a national banking association (the “Custodian”).

ORIGINAL CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT is made by and between NGP Capital Resources Company, a Maryland corporation (the “Fund”), which has elected to be a business development company under Section 54 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Wells Fargo Bank, N.A., a national banking association (the “Custodian”), as of January 15, 2005.

8. Notices. All notices, instructions, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when received by the recipient party at the address provided below (a) on the date of service if served personally to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation or receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

Notices to Fund shall be directed and mailed as follows:

NGP Capital Resources Company

1221 McKinney, Suite 2975

Houston, TX 77010

Attention: Paula J. Williams

Tel: 713-752-0062

Fax; 713-752-0063

Notices to Custodian shall be directed and mailed as follows:

Wells Fargo Bank, National Association Corporate Trust Services

1021 Main St., Suite 2403

Houston, TX 77002

Attention: Veverly Saucer

Tel: 713-289-3466

Fax: 713-289-3488

Either party may change its address for purposes of the paragraph by giving the other party written notice of the new address in the manner set forth above.

Approved By:	/s/ John H. Homier
John H. Homier, President & CEO of the Fund

AMENDED EXHIBIT A

DESIGNATED PERSONS OF THE FUND

NGP Capital Resources Company, a Maryland corporation (the “Fund”)

	Name and Title	Signature
1.	John H. Homier
	President and CEO of the Fund	/s/ John H. Homier

2.	Stephen K. Gardner
	Secretary, Treasurer, and CFO of the Fund	/s/ Stephen K. Gardner

3.	Paula J. Williams
	Vice President	/s/ Paula J. Williams

4.	Elizabeth Soto
	Administrative Assistant	/s/ Elizabeth Soto